EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended March 31, 2016.

Financial Highlights Q3, 2015-16

●	Revenues increased to PKR 765 million compared to PKR 702 million in corresponding quarter of last fiscal year

●	Company posted a net loss of PKR 61 million compared to a loss of 62 million last year

Revenues for the quarter ended March 31, 2016 increased to PKR 765 million compared with PKR 702 million in same quarter of last year. The increase in current quarter’s revenues is primarily due to increase in customization and enhancement requests from the existing customers for our legacy system. Company has also recorded license and services revenue of approximately PKR 160 million against the implementation of NFS Ascent at four different sites out of the twelve sites announced during the last quarter. Gross profit of the company was PKR 157 million compared to PKR 139 million in the comparative quarter of last fiscal year. Cost of sales of the company has increased during the current quarter due to annual salary raise. The company posted a net loss of PKR 61 million or a loss of PKR 0.68 per diluted share in comparison of a net loss of PKR 62 million or PKR 0.70 per diluted share in the same quarter of fiscal 2015. Adjusted EBITDA profit was PKR 1.39 per share in the current quarter compared to PKR 1.71 in the same period of last fiscal year.